MOJO ENTERTAINMENT, INC.

(A Development Stage Company)

Audited Financial Statements

For the Year Ended December 31, 2004

and

the Period of December 29, 2003 (Inception) through December 31, 2003

MOJO ENTERTAINMENT, INC.

(A Development Stage Company)

Audited Financial Statements

For the Year Ended December 31, 2004

and

the Period of December 29, 2003 (Inception) through December 31, 2003

Table of Contents

Page

Report of Independent Registered Public Accounting Firm                                                                                                     1

Financial Statements

Balance Sheets                                                                                                                                                                      2

Statements of Operations                                                                                                                                                       3

Statements of Changes in Stockholders' Equity                                                                                                                       4

Statements of Cash Flows                                                                                                                                                      5

Notes to Financial Statements                                                                                                                                                6-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Mojo Entertainment, Inc.

We have audited the balance sheets of Mojo Entertainment, Inc. (a development stage company) (the Company) as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2004, and for the periods of December 29, 2003 (inception) through December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mojo Entertainment, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered net losses since inception and is still considered a development stage company as it has not yet obtained revenues from its planned principle operations. These factors raise substantial doubt about the Company's ability to meet its obligations and to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Sullivan & Company

Kaysville, Utah

February 23, 2005

Mojo Entertainment, Inc.

(A Development Stage Company)

Balance Sheets

See Accompanying Notes to Financial Statements.

Mojo Entertainment, Inc.

(A Development Stage Company)

Statements of Operations

See Accompanying Notes to Financial Statements.

Mojo Entertainment, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders' Equity

See Accompanying Notes to Financial Statements.

Mojo Entertainment, Inc.

(A Development Stage Company)

Statements of Cash Flows

See Accompanying Notes to Financial Statements.

Mojo Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statements

December 31, 2004

1. Organization and Summary of Significant Accounting Policies

This summary of significant accounting policies of Mojo Entertainment, Inc. (a development stage company) (the Company) is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development stage in accordance with SFAS 7, "Accounting and Reporting by Development Stage Enterprises."

Business activity

Mojo Entertainment, Inc. (the Company) is a Nevada corporation organized on December 29, 2003 to develop, manufacture, and market video game and imaging products for the coin-op, vending, and corporate marketing industries. The Company has elected a fiscal year end of December 31st.

Income taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under Financial Accounting Standards Board Statement No. 109 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years. Development stage deferred tax assets arising as a result of net operating loss carryforwards totaling approximately $17,000 have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods. The valuation allowance changed during the period ended December 31, 2004 by $17,000 due to the increase in net operating losses. Operating loss carryforwards generated during the period from December 29, 2003 (inception) through December 31, 2004 of approximately $50,003 will begin to expire in 2023.

Income tax expense (benefit) differs from the amount derived using statutory federal rates as follows:

Income tax benefit at federal statutory rate of 34%         $ 17,000

State income tax benefit

Change in valuation allowance                                         (17,000)

Total benefit                                                                  $            -

Mojo Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statements

December 31, 2004

1. Organization and Summary of Significant Accounting Policies (continued)

Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates. There were no estimates used in the preparation of the financial statements at December 31, 2004.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had $24,771 in cash or cash equivalents at December 31, 2004.

Related Party Transactions

In February 2004, the Company received a $100 non-interest bearing advance from one of its officers. Interest on the note was not imputed due to its negligible amount. The note was repaid in September 2004.

In February 2004, the Company entered into a consulting agreement with an entity affiliated with its chief financial officer. The entity was engaged to perform consulting services for the Company for February through July 2004 in exchange for $15,000 and 10,000 shares of restricted common stock. The agreement was renewed for the period of August 2004 through January 2005, compensation for which was $15,000 and no common shares. The Company paid for the entire six months of services in advance, leaving $2,500 in unamortized prepaid services at December 31, 2004. On December 30, 2004, the chief financial officer resigned from his position in the Company.

In 2004, the Company incurred $2,500 in legal fees with an individual who is an officer and director of an entity that was the Company's majority shareholder for January through December 30, 2004.

In 2004, the Company's president created a business plan for which the Company paid $2,470.

Stockholders' Equity

In December 2003, the Company undertook a private offering of 600,000 pre-split shares of its common stock, with an offering price of $0.001 per share. The proceeds from this offering of $600 were used to cover further start-up and organizational costs of the Corporation.

Mojo Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statements

December 31, 2004

Stockholders' Equity (continued)

In January 2004, the Company approved a 3.5-to-1 stock split of its common stock. Accordingly, the accompanying financial statements have been retroactively adjusted from inception to include application of the split. The par value of the Company's common stock remained at $.001 per share resulting in negative additional paid-in-capital to account for certain shares issued at less than par value after adjusting for the split.

In January and February 2004, the Company issued 115,000 shares of common stock to officers and directors for consulting services valued at $40.

In April and May 2004, the Company issued 591,000 shares of common stock at $.05 per share for $29,550 in cash. In June 2004, the Company issued 335,000 shares of common stock at $.10 per share for $33,500 in cash. Both stock issuances were pursuant to the terms of separate confidential private offering memorandums, resulting in 926,000 shares issued for cash totaling $63,050.

During July 2004 and pursuant to the terms of a confidential private offering memorandum, the Company issued 120,000 shares of its common stock at $.10 per share for $12,000 in cash.

4. Going Concern Considerations

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Unanticipated costs and expenses or inability to generate revenues could require additional financing, which would be sought through bank borrowings, equity or debt financing, or asset sales. To the extent financing is not available, the Company may not be able to or may be delayed in expanding its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.